EXHIBIT 4.9

                              COMMERCE GROUP CORP.
                             A Delaware Corporation

                     Three (3)-Year Stock Option to Purchase
          One Hundred Thousand (100,000) Shares of Commerce Group Corp.
             Common Stock at a Price of Ten Cents ($0.10) Per Share

         For value and consideration received on this 13th day of March, 2001, Commerce Group Corp. (Commerce), a Delaware Corporation, whose business address is 6001 North 91st Street, Milwaukee, Wisconsin 53225, grants a stock option (stock option agreement) to Robert C. Skeen (Option Holder), whose address is 1410 Highway 83 South, Hartford, Wisconsin 53027, under the following terms and conditions:

         1. Issue. Option Holder will have the right to purchase up to one hundred thousand (100,000) Commerce common shares, ten cents ($0.10)
 par
value, hereinafter referred to as "option shares," at a price (option price) of ten cents ($0.10) per share, payable in cash.

         Upon tender of the sum of U.S. ten thousand dollars ($10,000.00), Commerce agrees to issue to Option Holder, a total of one hundred thousand (100,000) Commerce validly issued nonassessable and fully paid common shares, ten cents ($0.10) par value.

         2. Exercise Date. Option Holder will have the right to purchase the common shares at any time during a three (3) year period of time,
commencing from the date of this agreement and expiring on March 13, 2004.

         3. Tender. At any time the Option Holder of this stock option agreement, pursuant to the foregoing terms and conditions, shall exercise the right to purchase these option shares, the Option Holder of said stock option agreement shall surrender this stock option agreement for said shares of option shares, accompanied by proper instruments of surrender, to Commerce, at its principal office, accompanied by a written notice to the effect that the Option Holder elects to exercise its stock option agreement, and stating the name or names in which the certificate or certificates for shares of option shares shall be issued. As promptly as practicable, after the receipt of such notice and the surrender of this stock option agreement, Commerce shall issue and deliver to Option Holder or such other holder of the stock option agreement, or to the written order of such holder, a new certificate or certificates for the number of shares of option shares issuable upon surrendering of this stock option agreement. Such issuance of option shares shall be deemed to have been effected on the date on which such notice shall have been received by Commerce and such stock option agreement shall have been surrendered as hereinabove provided. All shares of option shares which may be issued upon exercise of the stock option agreement, shall, upon issuance, be validly issued, fully paid, and nonassessable by Commerce.

         4. Partial Purchases. Option Holder will not have the right to purchase the option shares in blocks of not less than the total amount of option shares provided under the stock option agreement.

         5. Notice of Change of Rights. Commerce agrees to notify Option Holder as follows:

                  a. When Commerce shall declare a dividend (or make any other distribution) on its option shares, payable otherwise than in cash out
         of the consolidated earnings surplus of Commerce, its subsidiaries, and the Commerce/Sanseb Joint Venture (Joint Venture); or

                  b. When Commerce shall authorize the granting to the holders of its common shares of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or


                  c. Of any reclassification of the common shares of Commerce other than a subdivision or a combination of its outstanding shares of such stock, of any consolidation or merger to which Commerce is a party and for which approval of any stockholders of Commerce is required or of the sale or transfer of all or substantially all the assets of Commerce, its subsidiaries, and the Joint Venture; or

                  d. Of the voluntary or involuntary dissolution, liquidation or winding up of Commerce; then Commerce shall cause to be filed at the office of Commerce, and shall cause to be mailed to the option holders of this stock option agreement, at their addresses as they shall then appear on the records of Commerce, at least ten days prior to the record date specified below, a notice stating:

                           (1) the record date for such  dividend,  distribution
                  or rights or, if a record is not to be taken, the date as of which the holders of the option shares of record to be entitled to such dividend, distribution or rights are to be determined; or

                           (2) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of the option shares of record shall be entitled to exchange their option shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

         6. Procedures. The Board of Directors of Commerce, or a committee established by it, shall have the right, from time to time, to adopt other specific rules of procedure to carry out the full intent of this stock option agreement, and to do all reasonable acts necessary therefore; provided that such rules and acts shall not violate the specific terms of this stock option agreement.

         7. Dividends. Until such time as the Option Holder purchases the option shares under this stock option agreement,the Option Holder shall not be entitled to receive such dividends and distributions as from time to time may be declared by the Board of Directors of Commerce.

         8. Voting. The Option Holders of this stock option agreement shall have no voting rights.

         9. Notice. The Option Holders of the stock option agreement shall be entitled to any notice of shareholders' meetings.

         10. Reservation of Common Stock. Commerce shall at all times reserve and keep available out of its authorized but unissued common shares, or shall authorize from time to time, an increase in such shares if required, of such number of its duly authorized shares of common stock, as shall be sufficient to effect the exercise of this stock option agreement.

         11. Registration. Option Holder, as owner of this stock option agreement, by acceptance thereof, shall agree for itself and for all subsequent owners, that before any disposition is made of this stock option agreement or of the option shares, Option Holder shall give written notice to Commerce describing briefly the manner of any such proposed disposition. No such disposition shall be made unless and until (1) Commerce has advised such owners that it has received an opinion from its legal counsel satisfactory to it that no post-effective amendment to Commerce's registration statement, if any, filed with the Securities and Exchange Commission (Commission) under the Securities Act of 1933 (Act) and no other registration under said Act is required to such disposition, or (2) such post-effective amendment or such other registration has been filed by Commerce and made effective by the Commission, provided, however, that Commerce shall have no obligation to so file.


         12. Investment Letter Agreement. The Option Holder agrees at the time of exercising this option to execute an investment letter agreement in such form as is attached to this agreement and identified as Exhibit A.

         13. Restriction on Certificates. Each certificate for the option shares to be issued hereunder, until the Option Holder has held this stock option agreement for a period of two years, without the intent of selling, transferring, or disposing them, shall bear a legend reading substantially as follows:

         "Neither this stock option agreement nor the shares of common stock issuable upon the exercise of the stock option agreement have been registered under the United States Securities Act of 1933; and the common stock to be issued under the stock option agreement has been acquired for investment and has not been registered under the Securities Act of 1933 or the securities law of any state. Except upon such registration, such securities may not be sold, pledged, hypothecated or otherwise transferred unless the transferor delivers to Commerce Group Corp., an opinion of counsel satisfactory to Commerce Group Corp., its counsel, its transfer agent and its counsel that registration is not required and such transfer will not be in violation of the Securities Act of 1933 or any applicable state securities laws or any rule of regulation thereunder."

         14. Entire Agreement. This agreement is the entire, final and complete agreement pertaining to the subject matter hereof, and it supersedes and replaces all written and oral agreements heretofore made or existing by and between the parties or their representatives insofar as this subject matter is concerned. Neither party shall be bound by any promises, representations or agreements except as are herein expressly set forth.

         15. Applicable Law. This agreement is being delivered in and shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin, United States.

         16. Binding Effect. This agreement shall be binding upon and inure to the benefit of all parties and all parties and their respective successors, heirs, assigns, and legal representatives are subject to its terms.

         In Witness Whereof, Commerce has executed this stock option agreement on the day and date first written above.

                                                     COMMERCE GROUP CORP.

                                                     /s/ Edward L. Machulak
                                                   ---------------------------
                                            By:  Edward L. Machulak, President

This stock option agreement is accepted by Robert C. Skeen on the 13th day of March 2001.

/s/ Robert C. Skeen
--------------------------------
Robert C. Skeen

Date:  March 13, 2001

I, Robert C. Skeen, of 1410 Highway 83 South, Hartford, Wisconsin 53027, for valuable consideration assign to my wife, Lillian M. Skeen of the same address as mine, this three-year Stock Option Agreement dated March 13, 2001 and all rights thereunder.

/s/  Robert C. Skeen
-----------------------
Robert C. Skeen